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                                                                   EXHIBIT 10.13

                        EXCLUSIVE DISTRIBUTION AGREEMENT

         This Exclusive Distribution Agreement ("AGREEMENT") is made as of the 23rd day of February, 1995 and is by and between Hanover/Smith, Inc. ("HANOVER/SMITH"), a wholly-owned subsidiary of Hanover Compressor Company, and Uniglam Resources Ltd., a company organized and existing under the laws of the Province of Alberta ("UNIGLAM").

         WHEREAS, Hanover/Smith fabricates certain oil and gas field equipment, including glycol type gas dehydrators, various separators, heaters, production units, treaters, dehydrators, and a variety of other special products (hereinafter collectively called the "PRODUCTS"); and

         WHEREAS, Uniglam wishes to sell the Products throughout Canada upon the terms set out in this Agreement; and

         WHEREAS, Hanover/Smith wants to appoint Uniglam as its exclusive distributor for the purposes of carrying out direct sales of the Products in Canada; and

         WHEREAS, both parties wish to maximize the mutual benefits of the relationship and to maintain the high reputation of Hanover/Smith and its Products; and

         WHEREAS, simultaneous with execution hereof the parties are entering into a Security Agreement ("SECURITY AGREEMENT");

         NOW, THEREFORE, the parties agree as follows:

1.       Definitions.  In this Agreement, including this section,

(a)      "AGREEMENT" shall mean this Agreement and any renewal thereof;

(b) "COPYRIGHTS") shall mean the copyrights of Hanover/Smith as they relate to the promotional, marketing, advertising materials and sales aids relating to the Products, as well as any copyrights as may exist in relation to the Products themselves and training manuals and similar materials, whether or not such copyrights are registered;

(c)      "EFFECTIVE DATE" shall mean February 23, 1995;

(d) "TERRITORY" shall mean the geographic area of Canada, including all its provinces and territories and territorial waters;

(e) "TRADE MARKS" shall mean the following trade marks and tradenames of Hanover/Smith:
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         (i)  the SI gear logo;

         (ii) the names "Smith" and "Hanover/Smith"; and any specific product trade names.

2. Appointment of Representative. Hanover/Smith hereby appoints Uniglam as its exclusive distributor and agent for the purpose of making direct sales of its Products to customers in the Territory, using the Trademarks and Copyrights for so long as this Agreement is in force and effect, in accordance with the terms of this Agreement. In consideration of this appointment, Uniglam covenants and agrees during the term of this Agreement that it will not directly or indirectly sell or promote the sale of any products which are competitive with the Products.

3. Scope of Appointment. The appointment made under this Agreement authorizes Uniglam:

(a) To use and publish throughout the Territory and reproduce the promotional materials, sales aids and other works provided to it by Hanover/Smith from time to time;

(b) To use the Trade Marks exclusively throughout the Territory in support of the sale of Products;

(c) To publish and distribute its own marketing information and sales aids in support of the sale of the Products, only after receiving specific approval from Hanover/Smith as to the copy and content thereof, such approval not to be unreasonably withheld by Hanover/Smith;

(d) To act as a conduit between its customers and Hanover/Smith for Hanover/Smith's usual warranty, maintenance and training services; and

(e) To provide warranty service, maintenance and training in respect of Products, subject to the provisions of Section 6.

4. Use of Rights. Uniglam shall have the right to use the Trade Marks and the Copyrights on the following basis:

(a) Uniglam shall have the right to exclusive use in the Territory of the Trade Marks and the Copyrights in respect of the sale and promotion of Products, and in connection with its provision of warranty, maintenance and training services relating to the Products;

(b) Uniglam may use materials protected by the Trade Marks and Copyrights, including literary and artistic works provided by Hanover/Smith, but any such use shall be in strict accordance with the manner designated by Hanover/Smith and, in particular



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         without limiting the generality of the foregoing, shall include an appropriate copyright notice on all such materials.

5. Copyright, Trade Mark and other Intellectual Property Right Infringement. Uniglam shall take all reasonable steps to help maintain the validity and enforceability of the Copyrights and Trade Marks. Each of Hanover/Smith and Uniglam shall promptly notify the other of any infringement on any the Copyrights or Trade Marks within the Territory which come to its attention and they shall jointly review any question as to whether any action should be taken against an infringer and the extent of any such action.

6. Support by Hanover/Smith. Hanover/Smith agrees during the term of this Agreement to use reasonable commercial efforts to retain the high quality of its Products and to provide support for the efforts of Uniglam hereunder including by:

(a) recognizing and accepting responsibility for its standard manufacturer's warranty made by it in respect of Products purchased by customers of Uniglam and providing warranty service to such customers in accordance with its usual practices, whether directly upon request of the customer or upon request of Uniglam;

(b) providing ongoing maintenance services in support of the repair, proper use and maintenance of the Products upon such terms as Hanover/Smith provides to its other customers;

(c) providing training for staff of Uniglam or the customers of Uniglam at mutually agreeable times relating to the proper use of the Products. Hanover/Smith shall make no charge for the provision of such training services to the extent they are provided at Hanover/Smith's facilities in the Houston, Texas area. However, if such training services are held in a mutually agreed upon location other than Houston, Texas, then Uniglam shall pay or promptly reimburse Hanover/Smith for the reasonable accommodation, meals and travel expenses for the staff of Hanover/Smith providing such training services. In each case, Uniglam and its customers shall be responsible for their own travel, meal and accommodation expenses;

(d) providing to staff of Uniglam training services relating to the provision of preliminary warranty service for the Products at no expense to Uniglam. Uniglam shall pay or promptly reimburse Hanover/Smith for the reasonable accommodation, meals and travel expenses for the staff of Hanover/Smith providing such training services. Uniglam shall be responsible for the travel, meal and accommodation expenses of its staff;

(e) providing to Uniglam access to Hanover/Smith's regularly scheduled training sessions relating to marketing of Products,





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         at no expense to Uniglam.  Uniglam shall be responsible for the travel, meal and accommodation expenses of its staff attending such sessions.

7.       Consignment and Purchase of Products.

(a) In consideration for the substantial investment of Uniglam in the development of a market for Products in the Territory, Hanover/Smith agrees that it shall not directly sell or cause to be sold or induce others to cause to be sold Products in the Territory without the prior written consent of Uniglam.

(b) From time to time Hanover/Smith shall provide Uniglam with a price list for the Products with all such prices being in U.S. dollars and being identical or lower than the prices charged by Hanover/Smith for such Products to its most creditworthy customers. Hanover/Smith shall be entitled to vary its price list upon reasonable actual notice to Uniglam. Hanover/Smith shall be bound by the previous price list provided to Uniglam (i) until Uniglam has actual notice of any price change, and (ii) for all orders of Uniglam made until Uniglam receives actual notice of the change, and (iii) for all sales made in respect of quotations made by Uniglam in writing to its customers prior to receiving actual notice of the price change for which Uniglam provides Hanover/Smith reasonably satisfactory evidence of a written quotation made by Uniglam prior to receiving actual notice of the price change.

(c) All prices of Products sold hereunder shall be paid in U.S. dollars and shall be F.O.B. loaded at Hanover/Smith's location in the Houston, Texas area. Hanover/Smith shall supply Uniglam with a complete Canada Customs Invoice, a commercial invoice, and a U.S. Export Declaration in respect of all Products purchased by or delivered to Uniglam
         hereunder.   Uniglam shall pay or promptly reimburse Hanover/Smith for
         any transportation and insurance and related charges incurred if Hanover/Smith arranges for delivery to Uniglam's facility in Calgary. Hanover/Smith shall seek and obtain at its expense all other permissions, permits, and licenses as may be necessary or advisable for Hanover/Smith to export Products to the Territory.

(d) Uniglam shall supply Hanover/Smith with blank Canada Customs Invoices upon the request of Hanover/Smith. Unless otherwise agreed in writing with respect to any particular shipment, Uniglam shall be responsible for securing insurance, arranging shipping and all costs related thereto, for the Products from the loading at Hanover/Smith's location in the Houston, Texas area. Uniglam shall be responsible for all import charges, fees, duties, and taxes in respect of the import of Products into the Territory.





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(e)      Hanover/Smith shall supply Uniglam with a certificate certifying that
         Hanover/Smith has obtained a comprehensive liability policy providing coverage for Hanover/Smith and Uniglam in respect of claims arising from any use, defect or otherwise in relation to the Products (and in particular, products liability claims) in the amount of $1,000,000. Uniglam shall be specifically covered by the terms of this insurance policy. Likewise, Uniglam shall supply Hanover/Smith with a certificate certifying that Uniglam has obtained a comprehensive liability insurance policy providing coverage for Hanover/Smith and Uniglam in respect of claims arising from Uniglam's performance of sales, service and warranty work and storage of Products contemplated under this Agreement or any other Uniglam activity in relation to Products in the amount of $1,000,000. Hanover/Smith shall be specifically covered by the terms of this insurance policy.

(f) Hanover/Smith warrants that all Products that require ASME coding shall be ASME code approved and appropriately marked prior to shipment.

(g) Hanover/Smith warrants that it will provide fabrication of Products ordered hereunder in its fastest commercially reasonable time and in no case shall deliveries to Uniglam hereunder take longer to complete from the time of placement of an order than fabrication of similar Products to other customers of Hanover/Smith. Hanover/Smith shall be excused from this warranty to the extent of any force majeure.

(h) Uniglam shall order Products from Hanover/Smith on the terms set out in this Agreement or as otherwise specified with particularity in the purchase order provided by Uniglam and accepted by Hanover/Smith. Any such purchase order must be in writing and actually communicated to Hanover/Smith by Uniglam and accepted by Hanover/Smith in writing.
         For Products ordered on consignment, Uniglam shall make payment in full within thirty (30) days following sale by Uniglam of a Product to its customer. Title to any such Product shall pass directly from Hanover/Smith to Uniglam's customer upon such sale. Uniglam shall bear all risk of non-payment or underpayment by its customer and shall be unconditionally liable to Hanover/Smith for the full invoiced amount in U.S. Dollars, plus interest, if any as described below, in respect of each consignment sale. If Uniglam makes payment in full for a Product, whether or not sold on consignment, within ninety (90) days after shipment from Hanover/Smith's yard, the invoice amount shall not bear interest. After the expiration of such ninety (90) days, the invoice amount shall bear interest at the rate of one percent (1%) per calendar month, pro rated on a per diem basis for any portion of a month. If payment is not made in full within one year, Hanover shall have the right to retake possession of the consigned Products





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         at Uniglams's expense.  For products not ordered on consignment, payment shall be made within thirty (30) days after shipment from Hanover/Smith's yard.

(i) Products shipped on consignment shall be and remain the property of Hanover/Smith until sold to a customer of Uniglam in accordance with this Agreement. All such Products shall be properly stored and maintained on the premises of Uniglam in Calgary until sale and Uniglam shall cooperate with Hanover/Smith to enable Hanover/Smith to perfect and maintain its security interest therein. Uniglam shall not cause or permit any of such Products to be removed from its yard prior to sale or return to Hanover/Smith. Hanover/Smith may enter the premises of Uniglam and retake any Products held there on consignment immediately upon termination of this Agreement. Products held on consignment shall be insured by Uniglam against casualty loss or theft and Uniglam shall provide Hanover/Smith with proof of such insurance. Hanover/Smith shall be an additional insured on such insurance policy. Uniglam shall pay any and all taxes and fees assessed in respect of Products while they are on consignment hereunder. In the event Uniglam returns or Hanover retakes possession of any Products delivered to Uniglam it on consignment, Uniglam shall thereupon pay to Hanover a restock fee in the amount of fifty percent (50%) of the original invoice amount and Uniglam shall pay freight and insurance for the return.

(j) Hanover/Smith shall provide the type and amount of testing, inspection and other assessments for Products shipped hereunder which it ordinarily provides its other customers with respect to such Products. Uniglam may arrange for additional inspections, tests or assessments at its expense. Hanover/Smith shall cooperate with the reasonable requests of any inspector authorized and provided by Uniglam.

(k) Uniglam shall be solely responsible for all other charges, fees, payments, taxes (other than upon the income of Hanover/Smith), duties, permission fees, charges, sales taxes, goods and services taxes, customers, duties, ad valorem taxes, or any other costs or expense required by it to carry out its business as contemplated under this Agreement.

(l) If either party shall default in payment of any sums required hereunder to by paid by it to the other party, the defaulting party covenants and agrees to pay interest on all arrears at the rate of eighteen percent (18%) per annum from the date of default until paid. Further, Hanover Smith has the right to refuse to manufacture or ship Products under this Agreement, if at the time such equipment would otherwise be ready for production or shipment, Uniglam is thirty (30) days or more in arrears on any payment due hereunder.


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(m)      Uniglam shall include in its quote memoranda regarding Products disclosure that Hanover/Smith is the owner of the Product and that Hanover/Smith will retain title to such Product and a security interest therein until the Product is fully paid for. Uniglam will use its reasonable business efforts to request that each customer sign a copy of such quote. In the event any customer does not timely pay for Products, upon Hanover's reasonable request, Uniglam will perfect the security interest of Hanover/Smith by promptly making necessary registrations, filings and recordings.

8. Maintenance of Reputation. Uniglam agrees to use reasonable commercial efforts to maintain the reputation and quality of the Products of Hanover/Smith.

9.       Verification of Compliance.

(a) Uniglam shall be entitled at any reasonable time during business hours and from time to time to have any or all of the accounting records, sales records and procedures of Hanover/Smith relating to Products audited or examined at Uniglam's expense by an independent chartered or certified public accountant authorized to carry on business in Texas and designated by Uniglam to determine whether Hanover/Smith has complied with Section 7(a) of this Agreement.

(b) Hanover/Smith shall be entitled at any reasonable time during business hours and from time to time to have any or all of the accounting records, sales records and procedures of Uniglam relating to Products audited or examined at Hanover/Smith's expense by an independent chartered or certified public accountant authorized to carry on business in Alberta and designated by Hanover/Smith to determine whether Uniglam has complied with Section 7(h) of this Agreement and the obligations of Uniglam under the Security Agreement.

10. Term of Agreement. Unless earlier terminated pursuant to Section 11, this Agreement shall remain in full force and effect until the third anniversary of the Effective Date. Thereafter this Agreement shall automatically renew for successive one (1) year periods. Notwithstanding anything herein to the contrary, after the expiration of the third anniversary of the effective date hereof, either party may terminate this Agreement at any time without cause upon sixty (60) days written notice to the other.

11. Termination. If any of the following events of default occurs and is continuing, Hanover/Smith may (but shall not be obligated to) terminate this Agreement upon written notice to Uniglam specifying the nature of the default and Uniglam's rights hereunder shall thereupon be immediately terminated. Any such termination shall be effective upon the date that notice of the termination is





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received by Uniglam.  Each of the following shall constitute an event of default:

(a) By the first anniversary of the Effective Date Uniglam shall not have sold at least $500,000 (USD) in Products in the Territory (based upon the amount owing to Hanover/Smith for such Products), and such failure continues for thirty days after notice;

(b) In any subsequent six month (from one anniversary of the Effective Date to the end of six months thereafter, and so on) Uniglam shall not have sold at least $250,000 (USD) in Products in the Territory (based upon the amount owing to Hanover/Smith for such Products), and such failure continues for thirty days after notice;

(c) Uniglam commits an act of bankruptcy, becomes insolvent, proposes a compromise or arrangement to its creditors generally, has any petition or has any order in bankruptcy filed against it, makes a voluntary assignment in bankruptcy, takes any proceeding with respect to a compromise or arrangement with creditors, takes any proceeding to have itself declared bankrupt or to be wound up, takes any proceeding to have a receiver appointed for any part of its assets, has any creditor take possession of its assets, has any execution, charging order, levy or distress warrant become enforceable or become levied upon any of its assets, or proposes any dissolution or liquidation;

(d) failure of Uniglam to pay any amount hereunder when due, which failure continues for at least sixty (60) days; or

(e) breach by Uniglam of any of its covenants, agreements or representations hereunder and failure to cure the same within thirty
         (30) days after written notice of such breach.

12.      Consequences of Termination.  Upon termination of this Agreement:

(a) Except in the case of a termination under Section 11 (c) or 11 (d), Uniglam shall be entitled to fulfill any unfulfilled written commitment for sale of Products which Hanover/Smith received and accepted prior to Uniglam's receipt of the notice of termination. Any such order shall be handled by the parties as if this Agreement is then still in force and effect, provided, however, that Hanover/Smith may demand payment upon delivery of Products to Uniglam.

(b) Except in the case of a termination under Section 11 (c) or 11(d), Uniglam shall have a period of sixty (60) days to sell any remaining inventory of Products held by it on consignment hereunder. Immediately upon the expiration of such sixty (60)





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         day period, Uniglam shall return all unsold Products to
         Hanover/Smith's facility in the Houston, Texas area at Uniglam's risk and expense.

(c) In the event of a termination under Section 11 (c) or 11 (d), Uniglam shall have no further rights hereunder and shall immediately return at it sole risk and expense all Products remaining at its facility on consignment.

(d) If Section 12(b) applies, at the end of the sixty day period referred to therein, and if Section 12(b) does not apply, immediately upon termination, Uniglam shall immediately deliver to Hanover/Smith all marketing, promotional and advertising materials, and all promotional or advertising materials and sales aids relating to the Products and all other materials containing Copyrights or Trade Marks.

13. Confidentiality. Uniglam acknowledges that in the performance of this Agreement it will come into possession of certain confidential and proprietary information relating to Hanover/Smith and the Products and other business of Hanover/Smith or its affiliates (collectively, the "CONFIDENTIAL INFORMATION"). Uniglam, on behalf of itself and its owners, employees and agents, warrants and guarantees that it will use all reasonable means to safeguard and maintain the confidentiality of the Confidential Information and will use the Confidential Information only in fulfilling its obligations and exercising its rights under this agreement and Uniglam will not disclose any of the Confidential information to any third party without Hanover/Smith's prior written consent.

14. Assignment. This Agreement is not assignable by either party without the prior written consent of the other party.

15. Governing Law. The validity, interpretation and operation of this Agreement shall be governed by the internal laws of the State of Texas.

16.      Time of the Essence.  Time is of the essence in this Agreement.

17. Advertising. All Uniglam's advertising and other promotional material relating to the exercise of its rights granted hereunder shall name Hanover/Smith and shall identify Uniglam as the exclusive Canadian distributor for Hanover/Smith, or shall include other similar identification which is reasonably acceptable to Hanover/Smith.

18. No Agency. Nothing in this Agreement creates a relationship of agency, partnership, or employee/employer between Uniglam and Hanover/Smith and it is the intent and desire of the parties that





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the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers or a relationship of employer/employee.

19. Notice. Any notice ("Notice") given pursuant to this Agreement must be in writing. If the Notice is sent by telecopier, it must be properly addressed, reflecting the telecopier telephone number of the addressee(s), and must be transmitted by a telecopier which produces a dated message completed confirmation. If the Notice is sent by other than telecopier, the Notice must be enclosed in a sealed wrapper, properly addressed, and either (i) deposited with the domestic mail service of the United States Postal Service or Canadian Postal Service at a post office or official depository under the care and custody of the such postal Service with sufficient postage prepaid, sent by registered mail, return receipt requested. The addresses and telecopier telephone numbers to which any Notice is to be sent are as follows:

if to Uniglam to:                          425, 550 - 6th Ave. S.W.
                                           Calgary, Alberta
                                           Canada T2P 0S2
                                           Telephone number: (403) 234-7211
                                           Telecopier number: (403) 234-8135

if to Hanover/Smith to:                    Hanover/Smith, Inc.
                                           c/o Hanover Compressor Company
                                           12001 North Houston Rosslyn
                                           Houston, Texas 77086 USA
                                           Attn: Michael J. McGhan
                                           Telephone number: (713) 447-8787
                                           Telecopier number: (713) 447-8781

or to such other telecopier telephone number or address within continental North American as any addressee(s) shall specify in writing, which change of telecopier telephone number or address, in order to be effective, must actually have been received not fewer than ten (10) days prior to the giving of any such Notice. Any Notice sent by telecopier shall be timely given if transmitted by telecopier on or before 11:59 p.m. in the recipient's time zone of the date the Notice is to be given; any Notice sent by mail shall be timely given if deposited with the domestic mail service on or before 11:59 p.m., three (3) business days prior to the date the Notice is to be given. Any Notice sent in accordance with the preceding sentence shall be deemed to have been received on the next day after the sending of the Notice by telecopier; or on the date of the first attempted delivery of the mailed Notice, as shown on the postal service's return receipt. Notwithstanding any other provision of this Section to the contrary, any Notice shall be effective from and after the date actually received by an addressee, however addressed or delivered.





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20.      Amendment.  This Agreement may not be amended or modified orally.
This Agreement may only be amended or modified by an instrument in writing executed by the parties hereto.

21. Headings. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22. Counterpart Execution. This Agreement may be executed in two or more counterparts or originals, each of which shall be deemed an original of one and the same document, but all of which together shall constitute but one and the same instrument.

23. Integrated Agreement. This Agreement constitutes the entire agreement between the parties hereto, and there are no agreements, understandings, restrictions, warranties or representations between the parties other than those set forth herein or herein provided for.

24. Arbitration. Upon the request of either party, whether made before or after the institution of any legal proceeding, any action, dispute or controversy of any kind between the parties relating to this Agreement (each a "DISPUTE") shall be resolved by mandatory and binding arbitration. All Disputes shall be resolved by mandatory and binding arbitration administered by the American Arbitration Association ("AAA") pursuant to the Federal Arbitration Act in accordance with the Commercial Arbitration Rules of the AAA. If Title 9 of the United States Code is inapplicable to any such Dispute, such arbitration shall be conducted pursuant to the Texas General Arbitration Act. Any arbitration proceeding shall be conducted in Harris County, Texas by a panel of three arbitrators, each having substantial and recognized experience and recognized expertise in the filed or fields of the matters in Dispute.



                                           HANOVER/SMITH, INC.


                                           By:
                                              ---------------------------------
                                              Michael J. McGhan, President


                                           UNIGLAM RESOURCES, LTD.


                                           By:
                                              ---------------------------------
                                           Name:
                                                -------------------------------
                                           Title:
                                                 ------------------------------





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